EXHIBIT 99.1
ASHFORD
Fourth Quarter 2023 Conference Call
March 1, 2024
11 a.m. CT

Introductory Comments – Jordan Jennings
Good day and welcome to today’s conference call to review results for Ashford for the fourth quarter and full year 2023 and to update you on recent developments. On the call today will be: Deric Eubanks, Chief Financial Officer, and Eric Batis, Executive Vice President of Operations. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 29, 2024, and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter and year ended December 31, 2023 with the fourth quarter and year ended December 31, 2022.
I will now turn the call over to Deric.
Introduction – Deric Eubanks
Thanks Jordan, and welcome everyone to our call to discuss our fourth quarter and full year financial results for 2023. I’ll start by giving you an overview of our operations, strategy, and financial results, and then Eric will provide an update regarding our operating businesses. After that, we will open it up for Q&A.

The key themes we are going to highlight today are:
•First, the lodging industry has continued to perform well, and for the quarter we reported solid overall revenue growth over the prior year period.
•Second, we continue to see an attractive pace of capital raising through Ashford Securities and have raised approximately $580 million of gross capital since its launch in 2021; and
•Third, we’re excited to provide an update on our newest advised platforms, the Texas Strategic Growth Fund and Stirling Hotels & Resorts. The Texas Strategic Growth Fund is a private investment vehicle focused on investing in all types of commercial real estate in Texas. Stirling Hotels & Resorts is a newly formed private NAV REIT that plans to invest in a diverse portfolio of hotels and resorts across all chain scales primarily located in the United States with a focus on both growth and income.

As of December 31, 2023, our three advised REIT platforms, Ashford Trust, Braemar and Stirling, had ownership interests in 113 hotels with approximately 25,000 rooms and approximately $7.5 billion of gross assets. Braemar’s resort portfolio continues to see some stabilization in both demand and pricing as leisure guests now have more options for travel, while its urban hotels continue to recover nicely as both corporate and group demand continues to strengthen. Additionally, as the hotel debt capital markets continue to improve Braemar recently addressed multiple near-term debt maturities and has refinanced or extended almost all of its 2024 debt maturities.

Ashford Trust continues to focus on deleveraging its balance sheet and extending its debt maturities and ended the quarter with $209 million of net working capital. To date, Ashford Trust has issued approximately $105 million of its non-traded preferred stock, and we believe this is an attractive source of capital for that platform. Ashford Trust recently announced its plan for paying off its corporate financing during 2024 primarily through select asset sales, refinancing and extending upcoming debt maturities, and raising capital through its non-traded preferred stock offering.

Our newest advised platform is the Texas Strategic Growth Fund, which we launched in late 2022. Ashford made a $2.5 million investment into this fund and that capital, along with other capital raised from outside investors, was used to make an equity investment in a multi-family property in San Antonio, TX.

We are excited about our newest platform, a private NAV REIT called Stirling Hotels & Resorts. Stirling will invest in a diversified portfolio of hotels and resorts across all chain scales, and we plan to raise capital for this platform through Ashford Securities.

Our strategy and structure are designed for growth. We have a powerful ecosystem of businesses that all benefit as we grow our assets under management. Our size and scale in the lodging industry also bring benefits to third-party owners and other capital providers as we are one of the largest owners and fee payers for the major hotel brands. We believe we have a superior strategy and structure that is unique within the hospitality space, and we are excited about the potential growth of our platform. Over the past few years, we have completed numerous bolt-on acquisitions for our operating businesses, and we continue to look for attractive opportunities to strategically and accretively grow our business.
I will now turn to our financial results for the quarter and full year.
Net loss attributable to common stockholders for the fourth quarter was $(13.6) million and net loss attributable to common stockholders for the full year was ($40.8) million.
Adjusted EBITDA was $13.2 million for the fourth quarter and $60.4 million for the full year.
Adjusted net income for the fourth quarter was $8.6 million, and adjusted net income per diluted share was $1.02. Adjusted net income and adjusted net income per share for the full year 2023 were $42.4 million and $5.20, respectively.
Our share count currently stands at 8.4 million fully diluted shares outstanding, which is comprised of 3.1 million common shares outstanding, 0.2 million common shares earmarked for issuance under our deferred compensation plan, 4.3 million common shares associated with our Series D convertible preferred stock, and the remaining 0.8 million shares are for acquisition related shares and restricted stock.
I will now turn the call over to Eric to discuss our operating businesses in more detail.
Products & Services – Eric Batis
Thank you, Deric.
We are excited to provide fourth quarter updates on our Products & Services businesses. Throughout 2023, our businesses successfully gained market share through organic and inorganic initiatives, positioning the company well for 2024. This is highlighted by INSPIRE’s third straight year of more than 20% revenue growth, Remington’s expansion into the Caribbean and Latin American markets, RED’s acquisition of Alii Nui and Maui Dive Shop, and Premier’s diversification into new verticals.
The first business I’d like to discuss is INSPIRE. INSPIRE generated $36.3 million of audio-visual revenue in the fourth quarter and $3.9 million of Adjusted EBITDA. On the sales front, INSPIRE executed three new hospitality contracts during the fourth quarter which are expected to contribute $3.1 million of annual audio-visual revenue.
For the full year of 2023, INSPIRE generated $148.6 million of audio-visual revenue, $39.2 million of which was from international markets, representing a 22.6% and 35.0% increase over the prior year, respectively. INSPIRE also executed 11 new hospitality contracts in 2023 which are expected to contribute $10.1 million of annual audio-visual revenue. We are thrilled with INSPIRE’s growth in 2023 and look forward to continuing the momentum throughout 2024.
Moving to Remington, in November, the company began managing its first hotel outside of the United States, Croc’s Resort & Casino in Costa Rica. Remington also signed on to manage Autograph Sarchi in Costa Rica and two resorts in Larimar City, Dominican Republic — Royal Sonesta Hotel and The James Sonesta.
During the fourth quarter, Remington generated hotel management revenue and Adjusted EBITDA of $13.1 million and $5.1 million, respectively, representing a 38.5% Adjusted EBITDA margin. Remington also executed nine new third-party hotel management agreements, which are expected to contribute $2.9 million of annual hotel management revenue.
At the end of the fourth quarter, Remington managed 122 properties that were open and operating. Remington managed 68 properties for Ashford’s advised REITs: Ashford Hospitality Trust, Braemar Hotels & Resorts, and Stirling Hotels & Resorts. Remington also managed 54 third-party properties for 31 different ownership groups, 13 of which have hired Remington to manage two or more of their hotels. These ownership groups include real estate funds, family offices, high net worth individuals, private equity groups and developers. We’re pleased to see that Remington’s hotels under management for third-party owners now represents approximately 44% of its total hotels under management. Remington’s managed portfolio operates in 25 states, Washington, D.C., and Costa Rica across 28 brands, including 14 independent and boutique properties.
In the fourth quarter, RED generated $8.3 million of revenue, representing a 38.3% increase over the prior year quarter, and $0.3 million of Adjusted EBITDA.
2023 was a transformational year for RED. The company expanded into new geographies, grew its asset base, and entered new verticals. RED established a strategic foothold in Hawaii with the acquisition of Alii Nui and Maui Dive Shop, which we are pleased to report has recovered to normalized demand levels following the Maui fires in August. In addition, RED expanded its services to now include ground transportation services in the U.S. Virgin Islands.
Premier generated $5.8 million of design and construction fee revenue in the fourth quarter, culminating in $27.7 million total design and construction fee revenue for 2023, a 25.1% increase over the prior year. Premier also generated $1.7 million of Adjusted EBITDA in the fourth quarter and $9.5 million of Adjusted EBITDA in 2023, resulting in Adjusted EBITDA margins of 30.2% and 34.4%, respectively. We continue to see strong growth with Premier’s third-party business as revenues surpassed $4.0 million for the first time in 2023 and grew 32.9% over the prior year. During the quarter, Premier executed seven new third-party contracts representing $0.4 million of expected design and construction fee revenue. Premier plans to continue to grow their third-party business and build upon their ground-up architecture capabilities in the year ahead.

We are very pleased with the ongoing success of Ashford Securities’ fundraising efforts. To date, Ashford Securities has raised approximately $580 million of capital since 2021. Ashford Securities is currently in the market with a redeemable non-traded preferred stock offering for Ashford Hospitality Trust and has continued to build momentum by growing our institutional, broker/dealer, and RIA relationships. Since the launch of the Ashford Hospitality Trust non-traded preferred stock offering, Ashford Securities has placed approximately $104.7 million of capital from a syndicate of 42 firms. This is an attractive source of capital for Ashford Hospitality Trust to both improve its balance sheet and deploy for growth.
Ashford Securities is also raising capital for a growth-oriented investment product focused on commercial real estate in the state of Texas. To date, Ashford Securities has raised $11.5 million of gross capital, which comprises $2.5 million from Ashford Inc. and $9.0 million from a syndicate of dealers that includes 22 broker dealers.
2023 was a successful year with our two primary initiatives: third-party sales and strategic acquisitions, and we are excited to continue this momentum into 2024.
That concludes our prepared remarks, and we will now open up the call for Q&A.
Operator to end call after Q&A – do not go back to management.